Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2015 Results

●	Gross Revenue Increased 9.5 Percent to $289 Million, Led by a 37 Percent Increase in Commercial Business
●	Federal Government Revenue Continued to Be Stable
●	Non-GAAP EPS Was $0.63(1); Diluted EPS Was $0.47, Inclusive of $0.03 of Special Charges
●	Contract Awards Reached $370 Million, up 58 Percent; Book-to-Bill Was 1.28

--Recent New Contract Wins Underscore Significant Revenue Synergies with Digital Services and Support Strong Second Half Profitability--

FOR IMMEDIATE RELEASE:

Investor Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

Contacts: Betsy Brod, MBS Value Partners, betsy.brod@mbsvalue.com +1.212.750.5800

Company Information Contact:

Steve Anderson, steve.anderson@icfi.com +1.703.934.3847

FAIRFAX, Va.—July 30, 2015-- ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2015.

Second Quarter 2015 Results

“We are pleased to report that as expected, our second quarter results demonstrated sequential earnings improvement. Our commercial business continued to drive total revenue growth and more than offset the effect of essentially flat federal government revenues and foreign exchange impacts on our international business,” said ICF Chairman and Chief Executive Officer Sudhakar Kesavan.

“Commercial revenue growth benefitted from the performance of our recently formed Digital Services Group (DSG), comprised of ICF’s legacy commercial and state and local digital services and the Olson acquisition, which we completed in November of last year. DSG’s integrated expertise and qualifications serve as a platform for both the further expansion of our commercial business and the cross sell of digital services into our domestic and international government markets. We believe that recent wins and the status of our pipeline opportunities highlight the potential of this business as a substantial organic growth driver for ICF. In fact, DSG won a $9 million contract in Canada using legacy Olson Canada capabilities combined with ICF’s program management skills. We are also in the final stages of negotiations for a contract estimated at $20 million that demonstrates the power of the Olson and ICF combination.

(1) Excludes amortization of intangibles and special charges related to office closures, net of tax; reconciliation for all non-GAAP references are set forth below the Consolidated Statements of Comprehensive Income table.

“In the second quarter, our federal government business performed well, maintaining stable revenues on a year-over-year basis, and we continued to post revenue growth and have some sizable contract wins in those areas where we have both deep domain expertise and scale, notably: energy, health and IT services. State and local government revenues were slightly up as compared to last year. International government revenues were down nearly 9 percent on a reported basis, but on a constant currency basis, we estimate that revenues would have increased by more than 9 percent compared to last year’s second quarter, reflective of the positive business momentum we have developed following the acquisitions of GHK and Mostra in 2012 and 2014, respectively.

“Our pipeline at the end of the second quarter increased 7 percent sequentially to $3.7 billion, following our record second quarter contract wins and represents significant growth opportunities across our markets and areas of domain expertise.”

Second quarter 2015 revenue was $288.9 million, a 9.5 percent increase from the $263.9 million reported in the 2014 second quarter. Service revenue(2) increased 9.6 percent to $215.4 million. Gross margin expanded to 38.3 percent from 36.8 percent, primarily reflective of the increased contribution of commercial business to gross revenues. EBITDA(2) was $26.9 million, and EBITDA margin was 9.3 percent. Non-GAAP EPS was $0.63 per share compared to $0.64 in last year’s second quarter. Reported net income was $9.2 million, or $0.47 per diluted share, inclusive of special charges of $0.03 relating to realized foreign currency losses associated with international office closures designed to better align our resources with areas of greater growth potential.

Backlog and New Business Awards

Backlog was $1.8 billion at the end of the second quarter of 2015, up from $1.6 billion at the end of last year’s second quarter. Funded backlog was $803 million, or 44 percent of the total. The total value of contracts awarded in the second quarter of 2015 was $370 million, an increase of 58 percent from the $234 million reported in the comparable period last year. For the first half of 2015, the value of new contract awards was $636 million, 53 percent ahead of the similar 2014 period.

Commercial Business Second Quarter 2015 Highlights

Revenues from commercial clients increased 37.3 percent in the second quarter to $102.5 million and represented 35 percent of total revenue. Digital services accounted for 44 percent of commercial revenues. Energy markets, which includes energy efficiency and is a subset of our energy, environment and infrastructure market, represented 30 percent of commercial revenues.

Commercial Contracts Awarded in the Second Quarter

Commercial awards were $85.3 million for the second quarter.

ICF was awarded more than 700 commercial projects globally in the second quarter. Some of the awards included:

■	Energy Markets

●

Energy Efficiency: Continuation and expansion of two contracts, totaling $14 million, with a major U.S. utility to support residential and commercial and industrial energy efficiency programs with a full suite of implementation services.

■	Digital Services

(2) Service revenue and EBITDA are non-GAAP measurements.

●	Customer Loyalty Programs: Two contracts with a combined value of $3.8 million to support customer loyalty programs for a major hotel company and a national retailer.

●

Public Relations and Marketing: Two contracts, with a combined value of more than $3.6 million, to support public relations and marketing programs for an international confection company and a nationwide appliance company.

●	Content Management: Two contracts, with a combined value of $2.2 million, to provide digital content management services to a multi-national fashion retailer and a major real estate conglomerate.

■	Healthcare

●	Marketing: A contract valued at $4 million to provide marketing support to a U.S.-based leader in the healthcare services field.

Other commercial awards of approximately $1 million included a contract with a major Southwest utility to administer an energy efficiency program, a contract to provide a digital services program for a promotional products company and a contract to assess the environmental impact of a U.S. wind energy project.

Government Business Second Quarter 2015 Highlights

●

U.S. federal government revenues were $135.4 million in the second quarter, representing a book-to-bill ratio of 1.74. Revenue levels were 0.4 percent below last year and accounted for 47 percent of total revenue compared to 52 percent in last year’s second quarter.

●	U.S. state and local government revenues increased 0.5 percent and continued to account for 10 percent of total revenue as it did in the year-ago period.
●

International government revenues decreased 8.8 percent on a reported basis (but increased an estimated 9.2 percent on a constant currency basis) and accounted for 8 percent of total revenue, down from 10 percent in last year’s second quarter.

Government Contracts Awarded in the Second Quarter

ICF was awarded more than 100 U.S. federal government contracts and task orders and hundreds of additional contracts from other U.S. state and local and international governments. Some of the awards included:

■

Training and Technical Assistance: A total of five contracts with a combined value of $100 million from the U.S. Department of Health and Human Services to provide training and technical assistance, program management, fiscal operation and quality improvement services for the Head Start program.

■

Technical Support: A $38 million contract with the U.S. Environmental Protection Agency to provide technical, analytical and stakeholder support for ENERGY STAR labeled products and residential programs.

■

Technical Support: A contract with a value of up to $35 million from the U.S. Army Contracting Command in support of Force Provider, Product Manager Force Sustainment Systems to provide field service sustainment systems worldwide.

■

Quality Assurance: An $18 million subcontract to support the U.S. Department of Education by providing independent verification and validation and quality assurance services to support the department’s Free Application for Federal Student Aid system.

■	Program Management: A contract with a value of $9.3 million from a major Canadian utility regulatory authority.

■	Analytical and Customer Service: A $7 million blanket purchase agreement from the U.S. Environmental Protection Agency to advance clean energy policies and programs.

Other individual U.S. federal government awards greater than $2 million included three contracts with the Department of Health and Human Services to provide community support evaluation, and digital support to the Program Support Center, and to provide IT services to the National Institutes of Health and two contracts to support veteran relationship management for the Department of Veterans Affairs.

The largest state and local government awards greater than $1 million included two program support contracts to assist victims of Superstorm Sandy, a contract to support a bulk liquid storage expansion effort by the state of Washington, a contract with the state of Florida to conduct a youth substance abuse survey and a contract with the state of California to support the Bay Delta Conservation Plan.

Additional awards of more than $1 million from international governments included a contract with the European Commission to support its campaign on migration and another contract with the European Commission to support a program that addresses youth unemployment.

Summary and Outlook

“Sequential improvement in second quarter profitability was in line with our expectations and when combined with our recent contract award activity has set the stage for strong second half performance. Our digital marketing services business will remain a driver of solid revenue growth this year, and we have gained further confidence in the full year prospects for our domestic government business, as we now expect both federal and state and local government revenues to increase slightly for full year 2015.

“Looking ahead, we re-affirm the full year EPS and cash flow guidance detailed in the tables below, but based on first half results, we have re-set the midpoint of our revenue guidance to the low end of the previous range. EBITDA margin levels are expected to be approximately 10.5 percent for the second half of the year, as we benefit from a greater percentage of commercial work and higher company-wide utilization rates,” concluded Mr. Kesavan.

The table below summarizes full year 2015 guidance.

Revenue(1)	$1.150-$1.170 billion

Non-GAAP Diluted EPS(2)	$2.68 - $2.83

Adjusted GAAP Diluted EPS(3)	$2.15 - $2.30

Cash flow from operating activities	$90 million -$100 million

(1)Includes estimated impact of foreign exchange translations and revenues lost as a result of restructuring initiatives in 2014.

(2)Excludes $17.2 million amortization of intangibles, which adds $0.53 to diluted earnings per share, acquisition-related and special charges, which totaled $0.05 per diluted share for the first half of 2015.

(3)Excludes acquisition-related and special charges, which totaled $0.05 per diluted share for the first half of 2015.

All per share guidance assumes weighted average shares outstanding of approximately 19.8 million and a full year effective tax rate of no more than 38.5 percent.

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world’s future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients’ most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Gross Revenue	$288,949	$263,860	$562,476	$508,912
Direct Costs	178,251	166,667	342,820	320,397
Operating costs and expenses:
Indirect and selling expenses	83,782	74,232	168,615	143,869
Depreciation and amortization	3,894	3,190	7,742	6,266
Amortization of intangible assets	4,288	2,197	8,603	4,156
Total operating costs and expenses	91,964	79,619	184,960	154,291
Operating Income	18,734	17,574	34,696	34,224
Interest expense	(2,489)	(774)	(5,053)	(1,488)
Other expense	(1,190)	(621)	(1,421)	(656)
Income before income taxes	15,055	16,179	28,222	32,080
Provision for income taxes	5,881	6,181	11,148	12,366
Net income	$9,174	$9,998	$17,074	$19,714

Earnings per Share:
Basic	$0.47	$0.51	$0.88	$1.00
Diluted	$0.47	$0.50	$0.86	$0.98

Weighted-average Shares:
Basic	19,475	19,795	19,462	19,799
Diluted	19,706	20,082	19,805	20,213

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	1,499	807	(589)	460
Comprehensive income, net of tax	$10,673	$10,805	$16,485	$20,174

Reconciliation of Non-GAAP financial measures:

Reconciliation of Service Revenue
Gross Revenue	$288,949	$263,860	$562,476	$508,912
Subcontractor and Other Direct Costs*	(73,537)	(67,363)	(136,780)	(129,417)
Service Revenue	$215,412	$196,497	$425,696	$379,495

Reconciliation of EBITDA and Adjusted EBITDA
Operating Income	$18,734	$17,574	$34,696	$34,224
Depreciation and amortization	8,182	5,387	16,345	10,422
EBITDA	26,916	22,961	51,041	44,646
Acquisition-related expenses**	—	86	189	629
Special charges related to severance for staff realignment***	—	1,679	—	1,679
Special charges related to office closures	(10)	—	156	—
Adjusted EBITDA	$26,906	$24,726	$51,386	$46,954

Reconciliation of Adjusted and Non-GAAP EPS
Diluted EPS	$0.47	$0.50	$0.86	$0.98
Acquisition-related expenses, net of tax	—	—	0.01	0.01
Special charges related to severance for staff realignment, net of tax	—	0.05	—	0.05
Special charges related to office closures, net of tax	0.03	0.02	0.04	0.02
Adjusted EPS	0.50	0.57	0.91	1.06
Amortization of intangibles, net of tax	0.13	0.07	0.26	0.12
Non-GAAP EPS	$0.63	$0.64	$1.17	$1.18

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.
***	Special charges related to severance were for the staff realignment announced in the second quarter of 2014.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
Current Assets:
Cash	$7,449	$12,122
Contract receivables, net	283,206	260,254
Prepaid expenses and other	9,011	10,338
Income tax receivable	—	5,715
Total current assets	299,666	288,429
Total property and equipment, net of accumulated depreciation of $65,460 and $58,357 as of June 30, 2015 and December 31, 2014, respectively	43,292	43,241
Other assets:
Goodwill	693,188	687,778
Other intangible assets, net	68,104	76,707
Restricted cash	1,389	1,478
Other assets	13,470	12,707
Total Assets	$1,119,109	$1,110,340

Current Liabilities:
Accounts payable	$61,513	$65,755
Accrued salaries and benefits	46,049	56,314
Accrued expenses and other current liabilities	40,823	42,308
Deferred revenue	31,517	31,554
Income tax payable	2,144	—
Deferred income taxes	7,685	7,312
Total current liabilities	189,731	203,243
Long-term liabilities:
Long-term debt	360,000	350,052
Deferred rent	15,601	19,997
Deferred income taxes	23,828	27,886
Other	16,104	8,473
Total Liabilities	605,264	609,651
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,278,102 and 21,035,654 shares issued; and 19,400,014 and 19,430,154 shares outstanding as of June 30, 2015 and December 31, 2014, respectively	21	21
Additional paid-in capital	274,748	267,206
Retained earnings	303,011	285,937
Treasury stock	(60,865)	(49,994)
Accumulated other comprehensive loss	(3,070)	(2,481)
Total Stockholders’ Equity	513,845	500,689
Total Liabilities and Stockholders’ Equity	$1,119,109	$1,110,340

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended
	June 30,
	2015	2014
	(Unaudited)
Cash flows from operating activities
Net income	$17,074	$19,714
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Non-cash equity compensation	5,701	6,831
Depreciation and amortization	16,345	10,422
Other adjustments, net	(736)	(610)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(23,956)	(29,125)
Prepaid expenses and other assets	686	(8,765)
Accounts payable	(3,267)	(605)
Accrued salaries and benefits	(10,418)	(1,463)
Accrued expenses	(5,942)	4,339
Deferred revenue	270	(3,773)
Income tax receivable and payable	7,870	(3,973)
Other liabilities	1,362	(832)
Net cash provided by (used in) operating activities	4,989	(7,840)
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(7,148)	(8,103)
Payments for business acquisitions, net of cash received	(1,818)	(57,718)
Net cash used in investing activities	(8,966)	(65,821)

Cash flows from financing activities
Advances from working capital facilities	211,777	270,901
Payments on working capital facilities	(201,829)	(178,093)
Debt issue costs	(17)	(753)
Proceeds from exercise of options	495	1,532
Tax benefits of stock option exercises and award vesting	1,234	3,167
Net payments for stockholder issuances and buybacks	(10,760)	(23,954)
Net cash provided by financing activities	900	72,800
Effect of exchange rate changes on cash	(1,596)	(66)
Decrease in cash	(4,673)	(927)
Cash, beginning of period	12,122	8,953
Cash, end of period	$7,449	$8,026

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$5,940	$1,293
Income taxes	$9,263	$13,666

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Energy, environment, and infrastructure	33%	34%	34%	34%
Health, education, and social programs	46%	48%	45%	47%
Safety and security	8%	10%	8%	11%
Consumer and financial	13%	8%	13%	8%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

U.S. federal government	47%	52%	47%	52%
U.S. state and local government	10%	10%	10%	10%
International government	8%	10%	7%	10%
Government	65%	72%	64%	72%

Commercial	35%	28%	36%	28%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Time-and-materials	43%	48%	43%	49%
Fixed-price	39%	32%	39%	33%
Cost-based	18%	20%	18%	18%

Total	100%	100%	100%	100%